Exhibit 99.1

MSCI Reports Financial Results for Third Quarter and Nine Months 2016

NEW YORK--(BUSINESS WIRE)--October 27, 2016--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended September 30, 2016 (“third quarter 2016”) and nine months ended September 30, 2016 (“nine months 2016”).

Financial and Operational Highlights for Third Quarter and Nine Months 2016

(Note: Percentage and other changes refer to third quarter 2015 unless otherwise noted.)

  7.3% increase in operating revenues, combined with a 3.4% increase in operating expenses, drove a 13.0% increase in operating income, with a 15.3% increase in diluted EPS and a 28.3% increase in adjusted EPS.
  Diluted EPS and adjusted EPS up 34.7% and 33.7%, respectively, year-to-date on strong operating results and the impact of share repurchases.
  11.4% increase in Index revenue driven by growth in core products, factor and thematic products, usage fees and custom products, as well as 10.6% growth in asset-based fees.
  Operating margin increase of approximately 210 basis points to 42.7%; adjusted EBITDA margin increase of approximately 180 basis points to 49.7%.
  Total Run Rate grew 8.0%, and total net sales grew 12.4% on a 25.9% increase in gross sales.
  In third quarter 2016 and through October 21, 2016, a total of 0.9 million shares were repurchased at an average price of $79.48 per share for a total value of $73.4 million.
  Board approved an additional $750.0 million of share repurchase authorization, bringing the total available repurchase authorization to $1.1 billion.
	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2016	2015	2016	Change	2016	2015	Change
Operating revenues	$288,433	$268,771	$290,596	7.3%	$857,857	$802,120	6.9%
Operating income	$123,260	$109,102	$125,691	13.0%	$362,092	$296,355	22.2%
Operating margin %	42.7%	40.6%	43.3%		42.2%	36.9%

Diluted EPS	$0.68	$0.59	$0.69	15.3%	$1.98	$1.47	34.7%
Adjusted EPS	$0.77	$0.60	$0.77	28.3%	$2.22	$1.66	33.7%

Adjusted EBITDA	$143,324	$128,861	$146,027	11.2%	$422,500	$354,783	19.1%
Adjusted EBITDA margin %	49.7%	47.9%	50.3%		49.3%	44.2%

Henry A. Fernandez, Chairman and CEO of MSCI commented, “In the third quarter, we continued to make significant progress in executing our strategy which enhanced our position as a leading provider of mission-critical investment decision support tools to the investment community and translated into strong financial results. We delivered a 7% increase in revenue which, combined with a 3% increase in operating expenses, a lower tax rate and lower share count, drove a 15% increase in diluted EPS and a 28% increase in adjusted EPS.”

“We are very pleased with these financial results and believe there are still many levers to pull to drive growth that we expect to be supported by strong secular tailwinds. In Index, we are focused on expanding our leadership position in global indexes, growing our position as a provider of indexes to the ETF market, and accelerating the adoption of factor and ESG indexes. In Analytics, we have significantly improved our delivery and execution, and we are now focused on developing our fixed income capabilities, the new Analytics platform and our services offering. Lastly, we are building scale and standardizing our data for our fast growing ESG products, and in Real Estate we have rationalized the cost base and have a new go-to-market strategy designed to take our Real Estate products to the next level,” continued Mr. Fernandez.

“By continuing to focus on these key areas, we are confident that we will be well-positioned to deliver strong growth in revenue and profitability for our shareholders in the quarters and years ahead,” concluded Mr. Fernandez.

Third Quarter 2016 Consolidated Results

Revenues: Operating revenues for third quarter 2016 increased $19.7 million, or 7.3%, to $288.4 million, compared to $268.8 million for the three months ended September 30, 2015 (“third quarter 2015”). The $19.7 million increase in revenue was driven by a $12.7 million, or 6.0%, increase in recurring subscriptions (principally as a result of a $9.5 million, or 10.6%, increase in Index recurring subscriptions), a $5.4 million, or 10.6%, increase in asset-based fees (driven by higher revenue from non-ETF passive funds and futures and options), and a $1.5 million, or 36.2%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on subscription revenues (includes recurring and non-recurring revenues) in third quarter 2016.

For nine months 2016, operating revenues increased $55.7 million, or 6.9%, to $857.9 million, compared to $802.1 million for the nine months ended September 30, 2015 (“nine months 2015”). The $55.7 million increase was driven by a $43.0 million, or 6.7%, increase in recurring subscriptions, a $6.7 million, or 4.5%, increase in asset-based fees and a $6.1 million, or 48.0%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on subscription revenues (includes recurring and non-recurring revenues) for nine months 2016.

Run Rate: Total Run Rate at September 30, 2016 grew by $84.6 million, or 8.0%, to $1,146.9 million, compared to September 30, 2015. The $84.6 million increase was driven by a $60.2 million, or 6.9%, increase in recurring subscriptions Run Rate to $934.7 million and a $24.4 million, or 13.0%, increase in asset-based fee Run Rate to $212.2 million. There was a negligible impact from foreign currency exchange rate fluctuations on recurring subscriptions Run Rate in third quarter 2016. Recurring subscriptions and asset-based fees at September 30, 2016 represented 81.5% and 18.5%, respectively, of total Run Rate.

Expenses: Total operating expenses increased $5.5 million, or 3.4%, from third quarter 2015 to $165.2 million. The $5.5 million increase in total operating expenses was due to higher incentive compensation, partially offset by lower salary expense, driven by the higher percentage of employees in emerging market centers, as well as lower severance. From an activities perspective, higher operating expenses were primarily driven by increases in selling and marketing, research and development and general and administrative costs, partially offset by lower cost of revenues. Adjusted EBITDA expenses, defined as operating expenses less depreciation and amortization, increased $5.2 million, or 3.7%, from third quarter 2015 to $145.1 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for third quarter 2016 would have increased 5.4% and 5.8%, respectively, compared to third quarter 2015. Operating margin for third quarter 2016 was 42.7% compared to 40.6% for third quarter 2015.

For nine months 2016, total operating expenses decreased $10.0 million, or 2.0%, to $495.8 million and adjusted EBITDA expenses decreased $12.0 million, or 2.7%, from nine months 2015 to $435.4 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses would have been flat year-over-year and adjusted EBITDA expenses would have decreased 0.7%, compared to nine months 2015. Operating margin for nine months 2016 was 42.2% compared to 36.9% for nine months 2015.

Headcount: As of September 30, 2016 there were 2,802 employees, up 2.2%, from 2,743 as of September 30, 2015, and up 1.9% from 2,750 at the end of second quarter 2016. A total of 44% and 56% of employees were located in developed market and emerging market centers as of September 30, 2016, respectively, compared to 48% in developed market centers and 52% in emerging market centers as of September 30, 2015, reflecting ongoing efforts to optimize our workforce distribution.

Other Expense (Income), Net: Other expense (income), net increased $15.7 million, or 155.8%, for third quarter 2016 and increased $41.0 million, or 127.2%, for nine months 2016 compared to the same period of the prior year. The increase compared to third quarter 2015 was driven primarily by higher interest expense resulting from the August 2015 private offering of $800.0 million aggregate principal amount of 5.75% senior notes due 2025 and the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026 (the “4.75% senior notes”). Third quarter 2015 also benefited from a $6.3 million gain on sale of investment. The increase for nine months 2016 compared to the prior year was due to higher interest expense from the two bond issuances noted above, a $3.7 million charge for estimated losses associated with miscellaneous transactions in second quarter 2016 and the $6.3 million gain on sale of investment which benefited third quarter 2015.

Tax Rate: The effective tax rate was 33.1% for third quarter 2016 compared to 35.0% for third quarter 2015 and the effective tax rate for nine months 2016 was 33.3%, compared to 35.6% for nine months 2015. The decrease in the effective tax rate for both periods was primarily driven by efforts to better align our tax profile with our global operating footprint.

Net Income: Net income increased 1.4% to $65.3 million from $64.4 million in third quarter 2015. For nine months 2016, net income increased 17.3% to $192.6 million compared to $164.2 million for nine months 2015.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization, was $143.3 million in third quarter 2016, up $14.5 million, or 11.2%, from third quarter 2015. Adjusted EBITDA margin in third quarter 2016 was 49.7%, compared to 47.9% in third quarter 2015.

For nine months 2016, adjusted EBITDA was $422.5 million, up 19.1% from nine months 2015, and adjusted EBITDA margin was 49.3% for nine months 2016, compared to 44.2% for nine months 2015.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of September 30, 2016 was $974.1 million, of which $187.6 million was held outside of the United States. MSCI seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of September 30, 2016 was $2,100.0 million, which excludes deferred financing fees of $25.5 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,125.9 million at September 30, 2016. The total debt to operating income ratio (based on trailing twelve months operating income) was 4.5x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.8x which is higher than the stated MSCI financial policy of maintaining gross leverage within the range of 3.0x to 3.5x. The increase in gross leverage above the stated range was due to the August 2016 private offering of the 4.75% senior notes. MSCI’s intention is to return to within the stated range.

Cash Flow & Capex: Net cash provided by operating activities was $146.9 million in third quarter 2016, compared to $134.0 million in third quarter 2015. Capex for third quarter 2016 was $13.7 million, compared to $12.3 million in third quarter 2015. Free cash flow was $133.2 million in third quarter 2016, compared to $121.7 million in third quarter 2015.

Net cash provided by operating activities was $297.0 million for nine months 2016, compared to $224.7 million for nine months 2015. Capex for nine months 2016 was $32.1 million, compared to $30.6 million for nine months 2015. Free cash flow was $264.9 million for nine months 2016, compared to $194.1 million for nine months 2015.

The increase in both net cash provided by operating activities and free cash flow for third quarter 2016 and nine months 2016 compared to the same periods of the prior year reflects higher billings and collections from customers, a decrease in cash expenses and lower cash payments for income taxes, including the impact of refunds, partially offset by higher interest payments.

Share Count & Capital Return: Total shares outstanding as of September 30, 2016 was 94.7 million. The weighted average diluted shares outstanding in third quarter 2016 declined 12.8% to 95.5 million, compared to 109.4 million in third quarter 2015. The decrease was driven by buybacks under the share repurchase programs. In third quarter 2016 and through October 21, 2016, MSCI repurchased 0.9 million shares at an average price of $79.48 per share for a total value of $73.4 million. The Board of Directors approved an additional $750.0 million of share repurchase authorization, bringing the total available repurchase authorization to $1.1 billion.

On October 26, 2016, the Board of Directors of MSCI declared a cash dividend of $0.28 per share for fourth quarter 2016. The fourth quarter 2016 dividend is payable on November 30, 2016 to shareholders of record as of the close of trading on November 14, 2016.

Table 1: Third Quarter 2016 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q3'16	$157,751	$111,750	70.8%	$111,291	$31,501	28.3%	$19,391	$73	0.4%
Q3'15	$141,577	$102,927	72.7%	$108,341	$29,216	27.0%	$18,853	$(3,282)	(17.4%)
Q2'16	$152,117	$106,518	70.0%	$112,393	$33,302	29.6%	$26,086	$6,207	23.8%
YoY % change	11.4%	8.6%		2.7%	7.8%		2.9%	102.2%

YTD 2016	$454,481	$318,317	70.0%	$333,947	$95,163	28.5%	$69,429	$9,020	13.0%
YTD 2015	$415,262	$293,997	70.8%	$322,756	$64,560	20.0%	$64,102	$(3,774)	(5.9%)
YoY % change	9.4%	8.3%		3.5%	47.4%		8.3%	339.0%

Index Segment: Operating revenues for third quarter 2016 increased $16.2 million, or 11.4%, to $157.8 million, compared to $141.6 million for third quarter 2015. The $16.2 million increase was driven by a $9.5 million, or 10.6%, increase in recurring subscriptions, a $5.4 million, or 10.6%, increase in asset-based fees and a $1.3 million, or 76.5%, increase in non-recurring revenues.

The $9.5 million increase in recurring subscriptions was driven by strong growth in benchmark and data products broadly, with growth in core products, factor and thematic products, usage fees and custom products. There was a negligible impact from foreign currency exchange rate fluctuations on Index subscription revenues (including recurring and non-recurring revenues) in third quarter 2016.

The increase in asset-based fees was driven by several items, including a 23.6% increase in revenue from non-ETF passive funds (primarily due to initial fund fees recognized in the quarter), as well as a 3.6% growth in revenue from ETFs linked to MSCI Indexes, resulting from an 11.7% increase in average AUM offset by the impact of a change in the product mix. In addition, revenues from futures and options contracts based on MSCI indexes grew 59.7% increase, driven by a 36.7% increase in total trading volumes. The adjusted EBITDA margin for Index was 70.8% for third quarter 2016, compared to 72.7% for third quarter 2015.

Operating revenues for nine months 2016 increased $39.2 million, or 9.4%, to $454.5 million, compared to $415.3 million for nine months 2015. The increase was driven by a $27.7 million, or 10.6%, increase in recurring subscriptions, a $6.7 million, or 4.5%, increase in asset-based fees and a $4.9 million, or 84.4%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on Index subscription revenues (includes recurring and non-recurring revenues) for nine months 2016. The adjusted EBITDA margin for Index was 70.0% for nine months 2016, compared to 70.8% for nine months 2015.

Index Run Rate at September 30, 2016 grew by $58.8 million, or 10.7%, to $607.8 million, compared to September 30, 2015. The $58.8 million increase was driven by a $34.4 million, or 9.5%, increase in recurring subscriptions Run Rate and a $24.4 million, or 13.0%, increase in asset-based fee Run Rate. The 9.5% increase in Index subscriptions Run Rate was driven by an increase in core products, factor and thematic products, usage fees and custom products. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscriptions Run Rate in third quarter 2016.

Analytics Segment: Operating revenues for third quarter 2016 increased $3.0 million, or 2.7%, to $111.3 million, compared to $108.3 million in third quarter 2015. The increase was primarily driven by higher revenues from equity models driven by the increasing focus of hedge funds on factors to explain investment performance, as well as higher RiskManager and InvestorForce product revenue. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 4.1%. The adjusted EBITDA margin for Analytics was 28.3% for third quarter 2016, compared to 27.0% for third quarter 2015.

Operating revenues for nine months 2016 increased $11.2 million, or 3.5%, to $333.9 million, compared to $322.8 million for nine months 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 4.2%. The adjusted EBITDA margin for Analytics was 28.5% for nine months 2016, compared to 20.0% for nine months 2015.

Analytics Run Rate at September 30, 2016 grew by $21.9 million, or 5.1%, to $452.3 million, compared to September 30, 2015, primarily driven by growth in sales of equity models, RiskManager and InvestorForce products. Adjusting for the impact from foreign currency exchange rate fluctuations, Analytics Run Rate at the end of third quarter 2016 would have increased 4.5% compared to September 30, 2015.

All Other Segment: Operating revenues for third quarter 2016 increased $0.5 million, or 2.9%, to $19.4 million, compared to $18.9 million in third quarter 2015, but decreased $6.7 million, or 25.7%, compared to second quarter 2016. The increase in All Other revenues compared to the prior year quarter was driven by a $1.8 million, or 18.3%, increase in ESG revenues to $11.5 million, partially offset by a $1.2 million, or 13.5%, decrease in Real Estate revenues to $7.9 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, third quarter 2016 Real Estate revenues would have increased 5.5% and All Other operating revenues would have increased 12.4%.

The decline in All Other revenues compared to second quarter 2016 was primarily driven by a $7.2 million, or 47.5%, decline in Real Estate revenue, partially offset by a $0.5 million, or 4.3% increase in ESG revenue. The sequential decline in Real Estate revenues was primarily due to the seasonally stronger second quarter 2016 results, which benefited from the delivery of Portfolio Analysis Service reports. The adjusted EBITDA margin for All Other was 0.4% for third quarter 2016, compared to a negative 17.4% for third quarter 2015, and 23.8% in second quarter 2016.

Operating revenues for nine months 2016 increased $5.3 million, or 8.3%, to $69.4 million, compared to $64.1 million for nine months 2015. The increase in All Other revenues was driven by a $5.5 million, or 19.7%, increase in ESG revenues to $33.2 million, slightly offset by a $0.1 million, or 0.3%, decrease in Real Estate revenues to $36.3 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, nine months 2016 Real Estate revenues would have increased 7.4% and All Other operating revenues would have increased 12.9%. The adjusted EBITDA margin for All Other was 13.0% for nine months 2016, compared to a negative 5.9% for nine months 2015.

All Other Run Rate at September 30, 2016 grew by $3.9 million, or 4.7%, to $86.7 million, compared to September 30, 2015. The $3.9 million increase was primarily driven by an $8.0 million, or 20.6%, increase in ESG Run Rate to $46.9 million, partially offset by a $4.2 million, or 9.4%, decrease in Real Estate Run Rate to $39.9 million. The increase in ESG Run Rate was driven by a 30.8% increase in the ESG Ratings product. Adjusting for the impact from foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, Real Estate and All Other Run Rate at the end of third quarter 2016 would have increased 1.9% and 11.4%, respectively, compared to September 30, 2015.

Full-Year 2016 Guidance

MSCI’s guidance for full-year 2016 is as follows:

  Full-year 2016 total operating expenses are now expected to be within the range of $660 million to $672 million. Full-year 2016 adjusted EBITDA expenses are now expected to be within the range of $580 million to $590 million. Previously, both full-year 2016 total operating expenses and adjusted EBITDA expenses were expected to come in at, or slightly below, the low end of their respective ranges of $680 million to $697 million and $600 million to $615 million.
  Full-year 2016 interest expense, including the amortization of financing fees, is now expected to be approximately $102 million compared to the previous $92 million, assuming no additional financings, and reflects the impact of the private offering of the 4.75% senior notes.
  Full-year 2016 Capex is now expected to be in the range of $40 million to $45 million compared to the previous range of $40 million to $50 million.
  Full-year 2016 net cash provided by operating activities and free cash flow is now expected to be in the range of $350 million to $375 million and $305 million to $335 million, respectively, compared to the previous range of $320 million to $350 million and $270 million to $310 million, respectively.
  Full-year 2016 effective tax rate is expected to be in the range of 33% to 34%.

Conference Call Information

MSCI's senior management will review third quarter 2016 results on Thursday, October 27, 2016 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through October 30, 2016, the recording will also be available by dialing 1-800-585-8367 passcode: 94728228 within the United States or 1-404-537-3406 passcode: 94728228 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

-Ends-

About MSCI

For more than 40 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2016 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your e-mail address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminating the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing businesses. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2016	2015	2016	Change	2016	2015	Change
Operating revenues	$288,433	$268,771	$290,596	7.3%	$857,857	$802,120	6.9%
Operating expenses:
Cost of revenues	62,986	65,593	62,130	(4.0%)	188,288	202,891	(7.2%)
Selling and marketing	41,514	38,809	41,854	7.0%	125,057	122,485	2.1%
Research and development	18,750	15,548	18,566	20.6%	56,244	59,544	(5.5%)
General and administrative	21,859	19,960	22,019	9.5%	65,768	62,417	5.4%
Amortization of intangible assets	11,752	11,710	11,943	0.4%	35,535	35,107	1.2%
Depreciation and amortization of property, equipment and
leasehold improvements	8,312	8,049	8,393	3.3%	24,873	23,321	6.7%
Total operating expenses[1]	165,173	159,669	164,905	3.4%	495,765	505,765	(2.0%)

Operating income	123,260	109,102	125,691	13.0%	362,092	296,355	22.2%

Interest income	(799)	(285)	(585)	180.4%	(2,005)	(674)	197.5%
Interest expense	26,790	17,267	22,918	55.2%	72,612	39,491	83.9%
Other expense (income)	(253)	(6,922)	2,814	(96.3%)	2,642	(6,580)	(140.2%)
Other expenses (income), net	25,738	10,060	25,147	155.8%	73,249	32,237	127.2%

Income from continuing operations before provision for income taxes	97,522	99,042	100,544	(1.5%)	288,843	264,118	9.4%

Provision for income taxes	32,241	34,644	33,587	(6.9%)	96,238	94,079	2.3%
Income from continuing operations	65,281	64,398	66,957	1.4%	192,605	170,039	13.3%

Income (loss) from discontinued operations, net of income taxes	—	—	—	—%	—	(5,797)	(100.0%)
Net income	$65,281	$64,398	$66,957	1.4%	$192,605	$164,242	17.3%

Earnings per basic common share from:
Continuing operations	$0.69	$0.59	$0.69	16.9%	$1.99	$1.53	30.1%
Discontinued operations	—	—	—	—%	—	(0.05)	(100.0%)
Earnings per basic common share	$0.69	$0.59	$0.69	16.9%	$1.99	$1.48	34.5%

Earnings per diluted common share from:
Continuing operations	$0.68	$0.59	$0.69	15.3%	$1.98	$1.52	30.3%
Discontinued operations	—	—	—	—%	—	(0.05)	(100.0%)
Earnings per diluted common share	$0.68	$0.59	$0.69	15.3%	$1.98	$1.47	34.7%

Weighted average shares outstanding used in computing earnings per share:

Basic	94,823	108,773	96,412	(12.8%)	96,879	111,131	(12.8%)
Diluted	95,473	109,440	96,888	(12.8%)	97,445	111,951	(13.0%)

[1] Includes stock-based compensation expense of $8.5 million, $5.6 million, and $8.3 million for the three months ended Sep. 30, 2016, Sep. 30, 2015, and Jun. 30, 2016, respectively. Includes stock-based compensation expense of $24.0 million and $19.7 million for the nine months ended Sep. 30, 2016 and Sep. 30, 2015, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Sep. 30,	Dec. 31,
In thousands	2016	2015
Cash and cash equivalents	$974,062	$777,706
Accounts receivable, net of allowances	$235,803	$208,239

Deferred revenue	$343,264	$317,552
Long-term debt[1]	$2,074,478	$1,579,404

1 Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Sep. 30, 2016 and Dec. 31, 2015 was $2.1 billion and $1.6 billion, respectively.

Table 4: Selected Cash Flows Items (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Cash provided by operating activities	$146,923	$133,963	$117,077	9.7%	$297,030	$224,672	32.2%
Cash used in investing activities	(13,071)	(12,250)	(12,905)	6.7%	(31,496)	(30,532)	3.2%
Cash provided by (used in) financing activities	436,430	419,451	(139,399)	4.0%	(65,278)	296,033	(122.1%)
Effect of exchange rate changes	(834)	(2,697)	(5,173)	(69.1%)	(3,900)	(5,484)	(28.9%)
Net increase (decrease) in cash and cash equivalents	$569,448	$538,467	$(40,400)	5.8%	$196,356	$484,689	(59.5%)

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$98,625	$89,139	$97,139	10.6%	$289,409	$261,729	10.6%
Asset-based fees	56,122	50,736	49,634	10.6%	154,455	147,776	4.5%
Non-recurring	3,004	1,702	5,344	76.5%	10,617	5,757	84.4%
Total operating revenues	157,751	141,577	152,117	11.4%	454,481	415,262	9.4%
Adjusted EBITDA expenses	46,001	38,650	45,599	19.0%	136,164	121,265	12.3%
Adjusted EBITDA	$111,750	$102,927	$106,518	8.6%	$318,317	$293,997	8.3%
Adjusted EBITDA margin %	70.8%	72.7%	70.0%		70.0%	70.8%

Analytics	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$109,554	$107,065	$110,452	2.3%	$328,636	$318,871	3.1%
Non-recurring	1,737	1,276	1,941	36.1%	5,311	3,885	36.7%
Total operating revenues	111,291	108,341	112,393	2.7%	333,947	322,756	3.5%
Adjusted EBITDA expenses	79,790	79,125	79,091	0.8%	238,784	258,196	(7.5%)
Adjusted EBITDA	$31,501	$29,216	$33,302	7.8%	$95,163	$64,560	47.4%
Adjusted EBITDA margin %	28.3%	27.0%	29.6%		28.5%	20.0%

All Other	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$18,329	$17,569	$25,141	4.3%	$66,533	$61,025	9.0%
Non-recurring	1,062	1,284	945	(17.3%)	2,896	3,077	(5.9%)
Total operating revenues	19,391	18,853	26,086	2.9%	69,429	64,102	8.3%
Adjusted EBITDA expenses	19,318	22,135	19,879	(12.7%)	60,409	67,876	(11.0%)
Adjusted EBITDA	$73	$(3,282)	$6,207	102.2%	$9,020	$(3,774)	339.0%
Adjusted EBITDA margin %	0.4%	(17.4% )	23.8%		13.0%	(5.9% )

Consolidated	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$226,508	$213,773	$232,732	6.0%	$684,578	$641,625	6.7%
Asset-based fees	56,122	50,736	49,634	10.6%	154,455	147,776	4.5%
Non-recurring	5,803	4,262	8,230	36.2%	18,824	12,719	48.0%
Operating revenues total	288,433	268,771	290,596	7.3%	857,857	802,120	6.9%
Adjusted EBITDA expenses	145,109	139,910	144,569	3.7%	435,357	447,337	(2.7%)
Adjusted EBITDA	$143,324	$128,861	$146,027	11.2%	$422,500	$354,783	19.1%
Adjusted EBITDA margin %	49.7%	47.9%	50.3%		49.3%	44.2%
Operating margin %	42.7%	40.6%	43.3%		42.2%	36.9%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In thousands	2016	2016	2016	2015	2015	2016	2015
Index
New recurring subscription sales	$11,758	$13,139	$13,162	$13,702	$11,810	$38,059	$35,819
Subscription cancellations	(3,840)	(4,096)	(3,410)	(6,147)	(3,852)	(11,346)	(10,107)
Net new recurring subscription sales	$7,918	$9,043	$9,752	$7,555	$7,958	$26,713	$25,712
Non-recurring sales	$5,468	$5,379	$3,542	$2,779	$1,719	$14,389	$6,185
Total Index net sales	$13,386	$14,422	$13,294	$10,334	$9,677	$41,102	$31,897

Index Aggregate Retention Rate[1]	95.8%	95.6%	96.3%	92.7%	95.4%	95.9%	96.0%

Analytics
New recurring subscription sales	$13,131	$11,149	$12,358	$16,481	$10,390	$36,638	$36,338
Subscription cancellations	(10,530)	(9,015)	(5,911)	(10,593)	(4,898)	(25,456)	(18,769)
Net new recurring subscription sales	$2,601	$2,134	$6,447	$5,888	$5,492	$11,182	$17,569
Non-recurring sales	$2,330	$1,429	$1,856	$2,490	$1,381	$5,615	$4,796
Total Analytics net sales	$4,931	$3,563	$8,303	$8,378	$6,873	$16,797	$22,365

Analytics Aggregate Retention Rate[1]	90.4%	91.7%	94.6%	89.9%	95.3%	92.2%	94.0%

All Other
New recurring subscription sales	$3,877	$4,481	$5,256	$4,206	$3,308	$13,614	$12,451
Subscription cancellations	(1,903)	(2,243)	(1,616)	(3,183)	(2,165)	(5,762)	(5,859)
Net new recurring subscription sales	$1,974	$2,238	$3,640	$1,023	$1,143	$7,852	$6,592
Non-recurring sales	$774	$1,132	$1,202	$1,592	$1,054	$3,108	$3,288
Total All Other net sales	$2,748	$3,370	$4,842	$2,615	$2,197	$10,960	$9,880

All Other Aggregate Retention Rate[1]	90.8%	89.2%	92.2%	83.9%	89.1%	90.7%	90.1%

Consolidated
New recurring subscription sales	$28,766	$28,769	$30,776	$34,389	$25,508	$88,311	$84,608
Subscription cancellations	(16,273)	(15,354)	(10,937)	(19,923)	(10,915)	(42,564)	(34,735)
Net new recurring subscription sales	$12,493	$13,415	$19,839	$14,466	$14,593	$45,747	$49,873
Non-recurring sales	$8,572	$7,940	$6,600	$6,861	$4,154	$23,112	$14,269
Total net sales	$21,065	$21,355	$26,439	$21,327	$18,747	$68,859	$64,142

Total Aggregate Retention Rate[1]	92.7%	93.1%	95.1%	90.4%	94.8%	93.6%	94.4%

[1] See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited)[1]

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In billions	2016	2016	2016	2015	2015	2016	2015
Beginning Period AUM in ETFs linked to
MSCI Indexes	$439.7	$438.3	$433.4	$390.2	$435.4	$433.4	$373.3
Market Appreciation/(Depreciation)	23.7	(2.5)	(1.7)	14.5	(48.2)	19.5	(42.1)
Cash Inflows	11.5	3.9	6.6	28.7	3.0	22.0	59.0
Period-End AUM in ETFs linked to MSCI Indexes	$474.9	$439.7	$438.3	$433.4	$390.2	$474.9	$390.2

Period Average AUM in ETFs linked to MSCI Indexes	$467.3	$438.8	$407.9	$423.3	$418.2	$438.1	$417.4

Avg. Basis Point Fee[2]	3.11	3.12	3.24	3.32	3.40	3.11	3.40

Source: Bloomberg and MSCI [1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. [2] Based on period-end Run Rate using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)[1]

	As of
	Sep. 30,	Sep. 30,	Jun. 30,	YoY %
In thousands	2016	2015	2016	Change
Index
Recurring subscriptions	$395,601	$361,209	$387,679	9.5%
Asset-based fees	212,224	187,818	195,298	13.0%
Index Run Rate	607,825	549,027	582,977	10.7%

Analytics Run Rate	452,323	430,377	449,062	5.1%

All Other Run Rate	86,738	82,877	86,924	4.7%

Total Run Rate	$1,146,886	$1,062,281	$1,118,963	8.0%

Total recurring subscriptions	$934,662	$874,463	$923,665	6.9%
Total asset-based fees	212,224	187,818	195,298	13.0%
Total Run Rate	$1,146,886	$1,062,281	$1,118,963	8.0%

[1] See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands	2016	2015	2016	2016	2015
Index adjusted EBITDA	$111,750	$102,927	$106,518	$318,317	$293,997
Analytics adjusted EBITDA	31,501	29,216	33,302	95,163	64,560
All Other adjusted EBITDA	73	(3,282)	6,207	9,020	(3,774)
Consolidated adjusted EBITDA	143,324	128,861	146,027	422,500	354,783
Amortization of intangible assets	11,752	11,710	11,943	35,535	35,107
Depreciation and amortization of property, equipment and leasehold improvements	8,312	8,049	8,393	24,873	23,321
Operating income	123,260	109,102	125,691	362,092	296,355
Other expense (income), net	25,738	10,060	25,147	73,249	32,237
Provision for income taxes	32,241	34,644	33,587	96,238	94,079
Income from continuing operations	65,281	64,398	66,957	192,605	170,039
Income (loss) from discontinued operations, net of income taxes	—	—	—	—	(5,797)
Net income	$65,281	$64,398	$66,957	$192,605	$164,242

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,
In thousands, except per share data	2016	2015	2016	2016	2015
Net income	$65,281	$64,398	$66,957	$192,605	$164,242
Less: Income (loss) from discontinued operations, net of income taxes	—	—	—	—	(5,797)
Income from continuing operations	65,281	64,398	66,957	192,605	170,039
Plus: Amortization of intangible assets	11,752	11,710	11,943	35,535	35,107
Less: Gain on sale of investment	—	(6,300)	—	—	(6,300)
Less: Income tax effect	(3,873)	(4,082)	(4,001)	(11,840)	(12,505)
Adjusted net income	$73,160	$65,726	$74,899	$216,300	$186,341

Diluted EPS	$0.68	$0.59	$0.69	$1.98	$1.47
Less: Earnings per diluted common share from discontinued operations	—	—	—	—	(0.05)
Earnings per diluted common share from continuing operations	$0.68	$0.59	$0.69	$1.98	$1.52
Plus: Amortization of intangible assets	0.12	0.11	0.12	0.36	0.31
Less: Gain on sale of investment	—	(0.06)	—	—	(0.06)
Less: Income tax effect	(0.03)	(0.04)	(0.04)	(0.12)	(0.11)
Adjusted EPS	$0.77	$0.60	$0.77	$2.22	$1.66

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	2016
In thousands	2016	2015	2016	2016	2015	Outlook
Index adjusted EBITDA expenses	$46,001	$38,650	$45,599	$136,164	$121,265
Analytics adjusted EBITDA expenses	79,790	79,125	79,091	238,784	258,196
All Other adjusted EBITDA expenses	19,318	22,135	19,879	60,409	67,876
Consolidated adjusted EBITDA expenses	145,109	139,910	144,569	435,357	447,337	$580,000 - $590,000
Amortization of intangible assets	11,752	11,710	11,943	35,535	35,107
Depreciation and amortization of property,						80,000 - 82,000
equipment and leasehold improvements	8,312	8,049	8,393	24,873	23,321
Total operating expenses	$165,173	$159,669	$164,905	$495,765	$505,765	$660,000 - $672,000

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	2016
In thousands	2016	2015	2016	2016	2015	Outlook
Net cash provided by operating activities	$146,923	$133,963	$117,077	$297,030	$224,672	$350,000 - $375,000
Capital expenditures	(10,867)	(8,975)	(10,142)	(24,144)	(24,525)
Capitalized software development costs	(2,861)	(3,275)	(2,763)	(7,949)	(6,062)
Capex	(13,728)	(12,250)	(12,905)	(32,093)	(30,587)	(45,000 - 40,000)
Free cash flow	$133,195	$121,713	$104,172	$264,937	$194,085	$305,000 - $335,000

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